Exhibit 23.1

CONSENT OF INDEPENDENT  REGISTERED PUBLIC ACCOUNTING  FIRM

We hereby consent to the reference to our firm under the caption "Experts" and the use of our report dated March 26, 2015, which includes an explanatory paragraph regarding the substantial doubt about the Company's ability to continue as a going concern, on the consolidated rmancial statements of Orbital Tracking Corp. as of December 31, 2014 and for the year then ended, which appear in this Registration  Statement on Form S-1.

/s/ RBSM LLP.
New York, New York
May 8, 2015